Exhibit 10.3

[THE COCA-COLA COMPANY LETTERHEAD]

September 13, 2012

Mr. Jose Octavio Reyes

Servicios Integrados de Administración y

Alta Gerencia, S de R.L. de C.V.

Mexico City, Mexico

Dear Pacho,

This letter outlines the terms of your voluntary separation and retirement agreement with SERVICIOS INTEGRADOS DE ADMINISTRACIÓN Y ALTA GERENCIA, S. DE R.L. DE C.V. (the Company).  All applicable elements of your separation and retirement package would be paid under the terms of the relevant policies and plans of the Company and The Coca-Cola Company.

1.               Effective December 31, 2012, you and the Company have mutually agreed that you will step down from your current position of President, Latin America Group.  Thereafter, through March 31, 2014, your new position will be as Vice Chairman, The Coca-Cola Export Corporation.  In this role, you will be responsible for implementing key 2020 Vision initiatives and helping ensure seamless leadership transition around the world.  You will remain a member of the Company’s Operating Committee.

2.               You and the Company have mutually agreed that your employment with the Company will terminate on March 31, 2014 (the “Retirement Date”). You shall remain entitled to receive and be paid all compensation, vacation, and benefits otherwise arising and accruing or available to you through and including the Retirement Date.

3.               You will receive the payment of your fringe benefits and seniority bonus in accordance with Mexican Law.  This amount will be paid in a lump sum amount on your retirement date.

4.               You will receive an annual incentive award for 2012.  The actual payment amount is contingent upon actual Company performance and your performance.  Any award will be paid on or about March 15, 2013.

5.               You will receive an annual incentive award for 2013.  The actual payment amount is contingent upon actual Company performance and your performance.  Any award will be paid on or about March 15, 2014.

6.               You will receive an annual incentive award for 2014 prorated for three months.  The actual payment amount is contingent upon actual Company performance and your performance.  Any award will be paid on or about March 15, 2015.

7.               You will be eligible for an equity grant in 2013.  Any award will be made at the discretion of the Compensation Committee of the Board of Directors of The Coca-Cola Company based upon recommendations by Senior Management.

8.               You will not be eligible for an equity grant in 2014.

9.               Pursuant to the terms of The Coca-Cola Company’s long term incentive programs and plans and your related Restricted Stock Agreements, your rights and benefits under each of the plans are summarized below.

2010-2012 Plan

•                  Upon certification of results at the Compensation Committee meeting in February 2013, the number of shares earned will be determined and issued to you prior to your retirement.

2011-2013 Plan

•                  Upon certification of results at the Compensation Committee meeting in February 2014, the number of shares earned will be determined and issued to you within 90 days of said Compensation Committee meeting.

2012-2014 Plan

•                  Upon certification of results at the Compensation Committee meeting in February 2015, the number of shares earned will be determined and issued to you within 90 days of said Compensation Committee meeting.

2013-2015 Plan (to be granted in 2013)

•                  Upon certification of results at the Compensation Committee meeting in February 2016, the number of shares earned will be determined and issued to you within 90 days of said Compensation Committee meeting.

10.         All options which you previously have received will be exercisable according to the terms of the Company’s applicable stock option plans and programs as well as your related Stock Option Grant Agreements.  When you exercise your vested stock options, you will be personally liable for paying any taxes owed on such exercises.

11.         Your retirement benefits will consist of those benefits from the International Thrift Plan, the Overseas Retirement Plan (the “ORP”), the Mexico Plan Anterior and all other Company plans in which you participate which benefits are vested as of your Retirement Date.  You are currently (and as of the Retirement Date shall remain) fully vested under the International Thrift Plan and the ORP and will receive a lump sum distribution of your International Thrift Plan account and the value of any benefit you earned under the ORP according to the terms of such applicable plans, which amounts will be paid in a lump sum six months following your Retirement Date. You are also vested in the Mexico Plan Anterior, and will receive your distribution in the form of a life annuity with 10 years guaranteed, or a lump sum.

12.         You will be eligible for the Mexican social medical program.  You will also have the option to continue in the current Company coverage through an individual policy at the group rate.  Please note that the cost of this coverage will be paid by you.

13.         You will continue to be reimbursed up to USD$10,000 per year in financial planning and related expenses incurred by you annually up through your Retirement Date.

14.         The terms and conditions in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality.

Pacho, thank you for the time you have devoted to the Company.  I look forward to continue working together for Vision 2020.  Please feel free to give me a call if you have any questions or would like more information regarding the above.

Sincerely,

/s/ Muhtar Kent

Muhtar Kent

Agreed to and accepted this 13th day of September, 2012.

/s/ Jose Octavio Reyes
Jose Octavio Reyes

Attachment

cc:	Ceree Eberly
Phil Mills